EXHIBIT 99.1

FOR RELEASE	FOR MORE INFORMATION CONTACT
October 27, 2005	Scott Schroeder (281) 589-4993

CABOT OIL & GAS REPORTS FINANCIAL RESULTS

Key highlights include:

Record third quarter and nine-month net income and discretionary cash flows, along with increased natural gas production in year-to-date comparable periods.

HOUSTON, October 27, 2005—Cabot Oil & Gas Corporation (NYSE: COG) today announced third quarter net income of $33.8 million, or $0.69 per share, nearly double the $17.8 million, or $0.37 per share, reported in last year’s third quarter. At the same time, discretionary cash flows also reached new highs, rising to $92.9 million this year versus $77.0 million last year (see attached reconciliation for details). “Unprecedented commodity prices drove these record level financial results for the quarter,” said Dan O. Dinges, Chairman, President and CEO. Cash flow from operations for the quarter declined to $59.0 million, compared to $70.1 million in the comparable quarter last year, due to changes in working capital.

Compared to last year’s third quarter, the Company experienced a 34 percent increase in realized natural gas prices and a 44 percent increase in oil prices. Natural gas price realizations were $6.77 per Mcf for the quarter compared to $5.07 per Mcf last year. The quarterly oil price comparison was $46.05 per barrel in 2005 versus $32.03 per barrel in 2004. “In addition to the increase in price realizations, I am very pleased with the improved production profiles coming from our East, West and Canadian portfolios. The progress with the drill bit in those regions somewhat offset the production deferrals we have experienced in the Gulf Coast region as a result of the recent hurricanes,” added Dinges. Production for the quarter was 20.5 Bcfe versus the 21.9 Bcfe recorded from the third quarter of 2004. “The quarterly shortfall includes the hurricane impacts that deferred nearly 1.0 Bcfe of production in the Gulf Coast region,” commented Dinges.

In terms of quarterly expense comparison, operating expenses grew about 20% with the largest increase coming from an increase in dry hole expense. Also contributing were higher “Taxes Other Than Income” due to the increased price realizations and brokered natural gas cost. “Additionally, stock compensation expense has grown as we have become more aggressive in our retention efforts at all levels in the organization to attract and retain talented individuals,” stated Dinges. “The industry experienced many years of lackluster performance and many people left the industry. Talented people are critical for future success.”

Year-to-Date

For the nine months ended September 2005, Cabot reported net income of $89.9 million, or $1.84 per share, versus $56.2 million, or $1.15 per share, for the first nine months of 2004. “This level of net income exceeds the full-year net income figure reported for 2004,” commented Dinges. Also setting new benchmarks for the nine months were cash flow from operations of $247.1 million and discretionary cash flow of $255.2 million. Last year’s nine-month figures were $215.9 million and $211.3 million, respectively.

Higher realized commodity prices provided the improvement in revenues, assisted by increased natural gas production year-to-date. The overall production profile, however, was down less than one percent, with the decline entirely attributable to the hurricane deferrals. Increased expenses offset part of the revenue pickup, with the largest increases occurring in exploration, DD&A, direct operations, and other taxes.

In terms of the balance sheet, the Company ended the quarter with a $10 million increase in debt, which together with existing cash was used to fund approximately $60 million in property acquisitions that were discussed in the October 12, 2005 operational press release. Also the current liability level grew primarily due to the mark-to-market for outstanding derivative instruments.

For both 2005 reporting periods (the quarter and year-to-date) there were no material selected items. However, the comparable 2004 periods were impacted by certain items, which are highlighted in the Selected Item Review and Reconciliation of Net Income and Earnings Per Share table included with this release.

“The strength of the production growth coming from the East, West and to a lesser extent Canada, highlights the impact of our transition toward resource type plays within our portfolio,” explained Dinges. “With a plan for 2006 that includes further expansion of these efforts and more resource drilling in our Gulf Coast operation, look for 5 to 10 percent organic production growth in 2006.”

Conference Call

Listen in live to Cabot Oil & Gas Corporation’s 2005 third quarter financial and operating results discussion with financial analysts on Friday, October 28, at 9:30 am EDT (8:30 am CDT) at www.cabotog.com. A teleconference replay will also be available at (800) 642-1687, (U.S./Canada) or (706) 645-9291 (International), pass code #1308115. A replay will be available from Friday, October 28, through Friday, November 4, 2005. The latest financial guidance, including the Company’s hedge positions, along with a replay of the web cast, which will be archived for one year, are available in the investor relations section of the Company’s website at www.cabotog.com.

* * *

Cabot Oil & Gas Corporation, headquartered in Houston, Texas, is a leading independent natural gas producer with substantial interests in the Gulf Coast, including Texas and Louisiana; the West, including the Rocky Mountains and Mid-Continent; the East, and Canada. For additional information, visit the Company’s Internet homepage at www.cabotog.com.

Forward-Looking Statements

The statements regarding future financial performance and results, production growth, and the other statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, market factors, the market price (including regional basis differentials) of natural gas and oil, results of future drilling and marketing activity, future production and costs, and other factors detailed in the Company’s Securities and Exchange Commission filings.

CABOT OIL & GAS RESULTS — Page 4

OPERATING DATA

	Quarter Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
PRODUCED NATURAL GAS (Bcf) & OIL (MBbl)
Natural Gas
Gulf Coast	6.3	8.4	21.0	23.6
West	5.9	5.5	17.3	16.3
East	5.5	5.0	15.7	14.3
Canada	0.3	—	0.8	—

Total	18.0	18.9	54.8	54.2

Crude/Condensate/Ngl
Gulf Coast	364	450	1,191	1,399
West	45	38	127	122
East	7	7	20	20
Canada	5	1	14	1

Total	421	496	1,352	1,542

Equivalent Production (Bcfe)	20.5	21.9	62.9	63.5

PRICES
Average Produced Gas Sales Price ($/Mcf)
Gulf Coast	$6.67	$5.26	$6.26	$5.17
West	$5.91	$4.68	$5.38	$4.72
East	$7.75	$5.19	$6.90	$5.41
Canada	$8.04	$4.39	$5.95	$4.39
Total	$6.77	$5.07	$6.16	$5.10

Crude/Condensate Price ($/Bbl)
Gulf Coast	$43.93	$31.01	$42.72	$30.71
West	$60.77	$42.85	$54.21	$38.06
East	$59.22	$39.64	$52.98	$35.99
Canada	$52.94	$36.63	$42.23	$36.63
Total	$46.05	$32.03	$43.92	$31.36

WELLS DRILLED
Gross	88	75	229	205
Net	72	66	177	179
Gross Success Rate	97%	95%	95%	97%

CABOT OIL & GAS RESULTS — Page 5

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Operating Revenues
Natural Gas Production (1)	$121,477	$96,111	$337,566	$276,518
Brokered Natural Gas	18,756	13,224	60,768	60,411
Crude Oil and Condensate (1)	21,336	8,514	57,250	34,833
Other	188	1,574	2,131	4,007

	161,757	119,423	457,715	375,769
Operating Expenses
Brokered Natural Gas Cost	16,550	11,627	53,549	53,944
Direct Operations—Field and Pipeline	14,246	13,297	43,171	38,489
Exploration	16,665	6,979	47,396	32,691
Depreciation, Depletion and Amortization	30,670	30,788	90,492	84,950
Impairment of Oil & Gas Properties	—	3,458	—	3,458
General and Administrative (excluding Stock-based Compensation)	5,417	6,506	20,510	19,686
Stock-based Compensation (2)	4,262	2,495	6,829	5,613
Taxes Other Than Income	14,939	10,115	37,053	30,138

	102,749	85,265	299,000	268,969
Gain on Sale of Assets	15	120	74	7

Income from Operations	59,023	34,278	158,789	106,807
Interest Expense and Other	5,339	5,577	15,461	16,399

Income Before Income Taxes	53,684	28,701	143,328	90,408
Income Tax Expense	19,928	10,879	53,388	34,257

Net Income	$33,756	$17,822	$89,940	$56,151

Net Earnings Per Share—Basic (3)	$0.69	$0.37	$1.84	$1.15
Average Common Shares Outstanding (3)	48,951	48,822	48,865	48,736

(1)	See the "Impact of Mark-to-Market Accounting Requirements" table for additional information.
(2)	Includes the impact of the Company's performance share mark-to-market requirement and restricted stock amortization.
(3)	Reflects the 3-for-2 split of the Company's Common Stock on March 31, 2005.

CABOT OIL & GAS RESULTS — Page 6

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

(In thousands)

	September 30, 2005	December 31, 2004
Assets
Current Assets	$232,180	$194,679
Property, Equipment and Other Assets	1,164,143	1,001,422
Deferred Income Taxes	19,601	14,855

Total Assets	$1,415,924	$1,210,956

Liabilities and Stockholders' Equity
Current Liabilities	$309,628	$196,889
Long-Term Debt	260,000	250,000
Deferred Income Taxes	269,410	247,376
Other Liabilities	74,629	61,029
Stockholders' Equity	502,257	455,662

Total Liabilities and Stockholders' Equity	$1,415,924	$1,210,956

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

(In thousands)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Cash Flows From Operating Activities
Net Income	$33,756	$17,822	$89,940	$56,151
Change in Derivative Fair Value	(1,630)	7,023	2,051	13,295
Impairment of Oil & Gas Properties	—	3,458	—	3,458
Income Charges Not Requiring Cash	34,977	33,553	97,646	90,216
Gain on Sale of Assets	(15)	(120)	(74)	(7)
Deferred Income Tax Expense	9,147	8,268	18,225	15,449
Changes in Assets and Liabilities	(33,865)	(6,900)	(8,073)	4,676
Exploration Expense	16,665	6,979	47,396	32,691

Net Cash Provided by Operations	59,035	70,083	247,111	215,929

Cash Flows From Investing Activities
Capital Expenditures	(125,656)	(55,317)	(241,504)	(157,747)
Proceeds from Sale of Assets	286	164	996	186
Exploration Expense	(16,665)	(6,979)	(47,396)	(32,691)

Net Cash Used by Investing	(142,035)	(62,132)	(287,904)	(190,252)

Cash Flows From Financing Activities
Sale of Common Stock Proceeds	508	200	4,088	11,123
Net Increase in Debt	10,000	—	10,000	—
Increase in Book Overdrafts	25,691	—	25,691	—
Purchase of Treasury Stock	—	(3,390)	(571)	(8,732)
Dividends Paid	(1,958)	(1,304)	(5,254)	(3,906)

Net Cash Provided / (Used) by Financing	34,241	(4,494)	33,954	(1,515)

Net (Decrease) / Increase in Cash and
Cash Equivalents	$(48,759)	$3,457	$(6,839)	$24,162

CABOT OIL & GAS RESULTS — Page 7

Selected Item Review and Reconciliation of Net Income and Earnings Per Share

(In thousands, except per share amounts)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
As Reported—Net Income	$33,756	$17,822	$89,940	$56,151
Reversal of Selected Items, Net of Tax:
Impairment of Oil & Gas Properties	—	2,141	—	2,141
Gain on Sale of Assets	(10)	(74)	(46)	(4)
Change in Derivative Fair Value	(1,012)	4,347	1,265	8,230

Net Income Including Reversal of Selected Items	$32,734	$24,236	$91,159	$66,518

As Reported—Net Earnings Per Share	$0.69	$0.37	$1.84	$1.15
Per Share Impact of Reversing Selected Items	(0.02)	0.13	0.03	0.21

Net Earnings Per Share Including Reversal of Selected Items	$0.67	$0.50	$1.87	$1.36

Average Common Shares Outstanding	48,951	48,822	48,865	48,736

Discretionary Cash Flow Calculation and Reconciliation

(In thousands)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Discretionary Cash Flow
As Reported—Net Income	$33,756	$17,822	$89,940	$56,151
Plus:
Change in Derivative Fair Value	(1,630)	7,023	2,051	13,295
Impairment of Oil & Gas Properties	—	3,458	—	3,458
Income Charges Not Requiring Cash	34,977	33,553	97,646	90,216
Gain on Sale of Assets	(15)	(120)	(74)	(7)
Deferred Income Tax Expense	9,147	8,268	18,225	15,449
Exploration Expense	16,665	6,979	47,396	32,691

Discretionary Cash Flow	92,900	76,983	255,184	211,253
Plus: Changes in Assets and Liabilities	(33,865)	(6,900)	(8,073)	4,676

Net Cash Provided by Operations	$59,035	$70,083	$247,111	$215,929

Net Debt Reconciliation

(In thousands)

	September 30, 2005	December 31, 2004
Current Portion of Long-Term Debt	$20,000	$20,000
Long-Term Debt	260,000	250,000

Total Debt	$280,000	$270,000
Stockholders' Equity	502,257	455,662

Total Capitalization	$782,257	$725,662
Total Debt	$280,000	$270,000
Less: Cash and Cash Equivalents	(3,187)	(10,026)

Net Debt	$276,813	$259,974
Net Debt	$276,813	$259,974
Stockholders' Equity	502,257	455,662

Total Adjusted Capitalization	$779,070	$715,636
Total Debt to Total Capitalization Ratio	35.8%	37.2%
Less: Impact of Cash and Cash Equivalents	0.3%	0.9%

Net Debt to Adjusted Capitalization Ratio	35.5%	36.3%

CABOT OIL & GAS RESULTS — Page 8

Impact of Mark-to-Market Accounting Requirements

(In thousands)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Unrealized Gain / (Loss) on Derivatives (1)
Natural Gas	$(408)	$349	$(186)	$(69)
Crude Oil	2,038	(7,372)	(1,865)	(13,225)
Incentive Stock Compensation Expense (2)
Performance Shares	(2,458)	(1,378)	(2,572)	(3,158)

Mark-to-Market Impact, Before Income Tax	$(828)	$(8,401)	$(4,623)	$(16,452)
Mark-to-Market Impact, Income Tax	316	3,201	1,771	6,268

Mark-to-Market Impact on Net Income	$(512)	$(5,200)	$(2,852)	$(10,184)

(1)	These amounts represent the unrealized gain / (loss) associated with the mark-to-market valuation of open positions which do not qualify for hedge accounting or are ineffective. These amounts are reflected in the respective line items of Operating Revenues. Therefore, the computation of our reported realized commodity prices can be obtained by adding the loss from the respective Operating Revenues line item and dividing by reported production.

(2)	This amount relates to the mark-to-market valuation of the Company's performance share incentive stock compensation awards that is reflected in general and administrative expense. At September 30, 2005 the Company recognized stock compensation expense based on Cabot's ranking against a predetermined peer group based on total shareholder return. Cabot must calculate its liability at the balance sheet date under the assumption that its relative ranking remains constant throughout the measurement period, creating an assumed ultimate liability which is then amortized over the measurement period (percent payout multiplied by shares multiplied by stock price at reported balance sheet date multiplied by the pro-rata time expired in the measurement period). Expense recognition will fluctuate between reporting periods due to the valuation of the performance shares at the reported balance sheet date.